EXHIBIT 99.1

FOR IMMEDIATE RELEASE
WEDNESDAY, FEBRUARY 25, 2009

CONTACT:

Bill Hodges
Chief Financial Officer
919-913-1030

POZEN REPORTS FOURTH QUARTER AND YEAR END 2008 RESULTS

Chapel Hill, N.C., February 25, 2009 — POZEN Inc. (NASDAQ: POZN), today announced results for the fourth quarter and year ended December 31, 2008.

Fourth Quarter Results

POZEN reported a net loss of ($4.1) million, or ($0.14) per share on a diluted basis for the fourth quarter of 2008, compared to a net loss of ($4.2) million, or ($0.14) per share on a diluted basis, for the fourth quarter of 2007.

For the fourth quarter of 2008, POZEN reported $14.0 million of total revenue compared to $6.2 million in the fourth quarter of 2007. Total revenue included $5.2 million of licensing revenue and $8.8 million of revenue for development work performed under the collaboration and license agreement with AstraZeneca in 2008, as compared to $3.8 million of licensing revenue and $2.4 million of development revenue for the fourth quarter ended December 31, 2007.

Operating expenses for the fourth quarter of 2008 totaled $18.5 million as compared to $12.4 million for the same period in 2007. The increase in operating expenses was primarily due to an increase in development costs for the PN 400 development program.

At December 31, 2008, cash, cash equivalents and short-term investments totaled $61.7 million compared to $73.9 million at December 31, 2007. The Company also has an accounts receivable balance of $8.1 million due from AstraZeneca and GlaxoSmithKline at December 31, 2008.

Twelve Month Results

POZEN reported a net loss of ($6.0) million, or ($0.20) per share on a diluted basis, for the twelve  month period ended December 31, 2008, compared to a net income of $4.7 million, or $0.15 per share on a diluted basis, for the same period in 2007.

For the twelve months ended December 31, 2008, POZEN reported revenue of $66.1 million compared to $53.4 million for the same period in 2007.  Licensing revenue totaled $37.2 million compared to $34.4 million in 2007 and development revenue totaled $28.9 million compared to $19.0 million in 2007.  The increase in total revenue was primarily due to earning $10.8 million more in revenue for development work performed under the AstraZeneca agreement and $2.4 million in royalties from GlaxoSmithKline.

Operating expenses for the twelve months ended December 31, 2008 were $74.2 million as compared to $51.4 million for the comparable period in 2007.  The increase in operating expenses was primarily due to an increase in development costs for the PN 400 program.  Non-cash stock-based compensation expense was $6.0 million for the year ended December 31, 2008.

Corporate Highlights / Outlook

Treximet®
Treximet net sales totaled $23.2 million for GlaxoSmithKline in the fourth quarter of 2008 generating royalty revenue of $1.2 million for POZEN.  In 2009, the GlaxoSmithKline sales force received and is now using promotional materials approved by the U.S. Food and Drug Administration (FDA), which we believe will result in increased sales of Treximet this year.  Pediatric studies are underway and will provide an additional six months of exclusivity when completed.

PN 400
In two Phase 3 pivotal studies, subjects who were treated with PN 400 had significantly fewer gastric ulcers through 6 months than subjects who took enteric-coated naproxen.  In January 2009, the FDA informed the Company that there was no change to previous agreements that gastric ulcer incidence was an acceptable primary endpoint for the PN 400 pivotal studies.  The PN 400 New Drug Application (NDA) submission is planned for mid-2009.  POZEN expects to receive a $10 million milestone payment from AstraZeneca upon acceptance of the NDA by the FDA.

PA
In February 2009, POZEN received written confirmation from the FDA that endoscopic gastric ulcer incidence was an acceptable endpoint for the Phase 3 clinical studies the Company proposed in its Special Protocol Assessment submission for PA32540.  The Company is planning to begin Phase 3 studies in the summer of 2009.

Data presented at the November 2008 American Heart Association meeting showed that POZEN’s product candidate PA32520 may provide less upper gastrointestinal mucosal damage compared to 81 (mg) of enteric-coated aspirin and may allow for treatment with higher doses of aspirin (up to 325 (mg)/daily) to increase cardiovascular protection.

Fourth Quarter and Year End 2008 Results Webcast

POZEN will hold a webcast to present fourth quarter and year end results and management’s outlook on Wednesday, February 25, 2009 at 11:00 a.m. Eastern time. The webcast can be accessed live and will be available for replay at www.pozen.com.

About POZEN

POZEN is a pharmaceutical company committed to developing therapeutic advancements for diseases with unmet medical needs where it can improve efficacy, safety, and/or patient convenience. POZEN’s efforts are focused primarily on the development of pharmaceutical products for the treatment of acute and chronic pain and other pain-related conditions.  POZEN has development and commercialization alliances with GlaxoSmithKline for Treximet, which was recently approved by the United States Food and Drug Administration for the acute treatment of migraine attacks, with or without aura, in adults, and with AstraZeneca for proprietary fixed dose combinations of naproxen with the proton pump inhibitor esomeprazole magnesium in a single tablet for conditions such as osteoarthritis and rheumatoid arthritis in patients who are at risk for developing NSAID-associated gastric ulcers.  The Company’s common stock is traded on The Nasdaq Stock Market under the symbol “POZN”. For detailed company information, including copies of this and other press releases, see POZEN’s website: www.pozen.com.

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products, including our dependence on GlaxoSmithKline for the sales and marketing of Treximet; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the period ended September 30, 2008.  We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Financial Tables to Follow…

POZEN Inc.
Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Revenue:
Licensing revenue	$5,248,046	$3,851,082	$37,221,242	$34,459,001
Development revenue	8,787,356	2,373,400	28,912,399	18,985,344
Total revenue	14,035,402	6,224,482	66,133,641	53,444,345
Operating expenses:
General and administrative	3,234,236	3,070,606	12,314,574	11,474,608
Research and development	15,309,405	9,374,798	61,934,337	39,962,688
Total operating expenses	18,543,641	12,445,404	74,248,911	51,437,296
Interest and other income, net	424,839	1,008,506	2,139,741	3,326,043
Income (loss) before income tax expense	(4,083,400)	(5,212,416)	(5,975,529)	5,333,092
Income tax (expense) benefit	---	978,099	---	(667,000)
Net income (loss) attributable to common stockholders	$(4,083,400)	$(4,234,317)	$(5,975,529)	$4,666,092

Basic net income (loss) per common share	$(0.14)	$(0.14)	$(0.20)	$0.16

Shares used in computing basic net income (loss) per common share	29,778,310	29,704,198	29,761,847	29,592,890

Diluted net income (loss) per common share	$(0.14)	(0.14)	$(0.20)	0.15

Shares used in computing diluted net income (loss) per common share	29,778,310	29,704,198	29,761,847	30,581,326

POZEN Inc.
Balance Sheets
(Unaudited)

	December 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$26,119,249	$37,660,068
Investments	35,562,723	36,282,108
Accounts receivable	8,119,435	2,129,003
Prepaid expenses and other current assets	562,161	1,198,397
Total current assets	70,363,568	77,269,576
Equipment, net of accumulated depreciation	72,563	117,485
Total assets	$70,436,131	$77,387,061

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,328,428	$2,536,040
Accrued compensation	2,172,314	1,392,849
Accrued expenses	5,737,254	3,796,164
Deferred revenue	12,344,708	15,936,125
Total current liabilities	27,582,704	23,661,178

Long-term liabilities:
Deferred revenue	7,201,080	18,475,074
Total liabilities	34,783,784	42,136,252

Total stockholders’ equity	35,652,347	35,250,809
Total liabilities and stockholders’ equity	$70,436,131	$77,387,061

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